FXCM Reports Monthly Metrics

NEW YORK, NY, April 16, 2012 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for March 2012 for its retail and institutional foreign exchange business. Monthly activities included:

March 2012

Retail Trading Metrics

•	Retail customer trading volume(1) of $340 billion in March 2012, 2% lower than February 2012 and 8% higher than March 2011. Volume from indirect sources was 46% of total retail volume(1) in the first quarter 2012. Retail customer trading volume(1) for the first quarter 2012 was $985 billion, 1% higher than the fourth quarter 2011, and 20% higher than the first quarter 2011.

•	Average retail customer trading volume(1) per day of $15.5 billion in March 2012, 6% lower than February 2012 and 13% higher than March 2011.

•	An average of 394,679 retail client trades per day in March 2012, 1% lower than February 2012 and 22% higher than March 2011.

~~•~~	Tradeable accounts(2) of 200,132 as of March 31, 2012, an increase of 2,366, or 1% from February 2012, and an increase of 58,419,or 41%, from March 2011.

Institutional Trading Metrics

•	Institutional customer trading volume(1) of $161 billion in March 2012, 27% higher than February 2012 and 105% higher than March 2011. Institutional customer trading volume(1) for the first quarter 2012 was $398 billion, 7% lower than the fourth quarter 2011 and 82% higher than the first quarter 2011.

•	Average institutional trading volume(1) per day of $7.3 billion in March 2012, 21% higher than February 2012 and 115% higher than March 2011.

•	An average of 26,060 institutional client trades per day in March 2012, 12% lower than February 2012 and 278% higher than March 2011.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com